Exhibit 10.17
SandRidge Energy, Inc.
1 East Sheridan
Suite 500
Oklahoma City, Oklahoma, 73104

Non-Qualified Stock Option Award Certificate and Agreement

Number of Underlying Shares:	250,000
Grant Date:	August 27, 2021
Plan:	SandRidge Energy, Inc. 2016 Omnibus Incentive Plan (Amended and Restated August 8, 2018)
Name:	Grayson Pranin
Address:	4609 Boulder Bridge Wy, Edmond, OK 73034
Employee ID:	5W5112461

Effective August 27, 2021 (the “Grant Date”), you have been granted an award of a Non-Qualified Stock Option (the “Award” or the “Option”) with respect to 250,000 shares of Common Stock of SandRidge Energy, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Agreement, if and when the Award vests. The Award is subject to the vesting schedule shown below, as well as the exercise price and expiration date, subject to Sections 3, 4 and 8 of the Non- Qualified Stock Option Award Agreement pursuant to which the Award is granted:

Vesting Schedule: 20% on the first anniversary of the Grant Date;
An additional 20% on the second anniversary of the Grant Date; An additional 20% on the third anniversary of the Grant Date;
An additional 20% on the fourth anniversary of the Grant Date; and
The remaining 20% on the fifth anniversary of the Grant Date. Exercise Price:    $9.58
Expiration Date: August 27, 2031.

This Option is granted under and governed by the terms and conditions of the SandRidge Energy, Inc. 2016 Omnibus Incentive Plan (Amended and Restated as of August 8, 2018) and the Non- Qualified Stock Option Award Agreement.

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Exhibit 10.17
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT PURSUANT TO THE
SANDRIDGE ENERGY, INC. 2016 OMNIBUS INCENTIVE PLAN (AMENDED AND RESTATED AS OF AUGUST 8, 2018)

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified in the Non-Qualified Stock Option Award Certificate attached hereto (the “Certificate”), is entered into by and between SandRidge Energy, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the SandRidge Energy, Inc. 2016 Omnibus Incentive Plan (Amended and Restated as of August
8, 2018), as may be further amended from time to time (the “Plan”), which is administered by the
Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Option provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.    Acceptance. The Participant shall be deemed to accept this Agreement unless the
Participant provides the Company with written notice to the contrary prior to the expiration of the
60-day period following the Grant Date, in which case, the Participant shall forfeit the Option.

2. Incorporation By Reference; Plan Document Receipt. This Agreement and the Certificate are subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time, unless such amendments are (a) expressly intended not to apply to the Award provided hereunder, or (b) impair the Participant’s rights with respect to this Award without the consent of the Participant), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan or the Certificate. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

3. Grant of Option. The Company hereby grants to the Participant, as of the Grant Date, an Option with respect to the number of shares of Common Stock specified in the Certificate, subject to the Plan and this Agreement. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Common Stock, except as otherwise specifically provided for in the Plan or this Agreement. The Participant shall not have the rights of a stockholder in respect of the shares of Common Stock underlying this Award, until such Award is exercised by the Participant in accordance with the terms of this Agreement and the

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Exhibit 10.17

Plan and such shares of Common Stock delivered to the Participant in accordance with Section 5 hereof.

4.    Vesting.

(a) In General. Subject to the provisions of Sections 4(b) through 4(c) hereof, the Option shall vest in accordance with the vesting schedule detailed in the Certificate; provided that the Participant has not experienced a Termination prior to an applicable Vesting Date. Except as provided in this Agreement and/or under an effective agreement between the Company and the Participant, there shall be no proportionate or partial vesting for periods falling between each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date, subject to the Participant’s continuous employment with the Company on such Vesting Date. If the Participant’s employment with the Company is voluntarily or involuntarily terminated prior to vesting of any portion of the Option, the Participant will forfeit such portion of the Option, except as otherwise may be provided by the Committee.

(b) Change in Control Vesting. Notwithstanding anything contrary in this Agreement, upon the occurrence of a Change in Control (as defined in Section 7), the Committee may, but shall have no obligation to, vest any unvested portion of the Option or require the Company or its successor to assume or continue to be bound by this Agreement, in each case, under such terms and conditions as may be established by the Committee in its sole and absolute discretion.

(c) Forfeiture. Subject to the provisions of Section 4(b) hereof and/or any accelerated vesting provided under an effective agreement between the Company and the Participant, any unvested portion of the Option shall be immediately forfeited upon the Participant’s Termination for any reason.

5. Exercise; Forfeiture. This Option may be exercised only to the extent that it is earned, vested and exercisable and may, to the extent vested and exercisable, be exercised in whole or in part. Except as set forth in this Section 5, (a) the Participant may not exercise this Option unless at the time of exercise the Participant has been employed by the Company continuously since the Date of Grant, and (b) the unvested or unexercisable portion of this Option shall terminate and be forfeited immediately on the date the Participant experiences a Termination. This Option shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

This Option may be exercised, in full or in part, by the Participant (or the executors or administrators of the Participant’s estate) at any time on or after the date the Option becomes vested pursuant to Section 4 and prior to the Expiration Date or, if earlier:

(a)    thirty (30) days after the Participant’s Termination for any reason other than death or Disability; or

(b)    twelve (12) months after the Participant’s Termination by reason of death or Disability;

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Exhibit 10.17
provided that if on the date an outstanding, vested portion of the Option would expire, the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be extended to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws.

Notwithstanding any provision of the Plan or this Agreement, in the event the Participant separates from service as a result of resignation or Termination for Cause, any vested but unexercised portion of the Option will be immediately forfeited. A Participant’s Termination shall be deemed to have been for Cause if, after the Participant’s Termination, facts and circumstances are discovered that would have justified a Termination for Cause.

Any exercise of the Option is contingent upon the Participant (i) paying the Exercise Price (as set forth in the Certificate) in accordance with Section 6 below, and (ii) providing the Company with an executed copy of such documents it requires for the Participant to agree and acknowledge that the Participant is bound and subject to the terms of any agreements or restrictions generally- applicable to holders of Common Stock. If the Participant fails to (x) timely exercise the Option; (y) pay the Exercise Price; and/or (z) execute such documentation, Participant shall forfeit all rights to the vested Option.

Any stock certificates with respect to shares of Common Stock underlying the Option which are vested and exercised in accordance with the terms of this Agreement shall be delivered by the Company to the Participant as soon as practicable following the exercise date.

6. Payment. Payment shall be in cash, or by certified or cashier’s check payable to the order of the Company, free from all collection charges, on an amount equal to the aggregate Exercise Price. In addition, payment may be made (a) partially or entirely in whole shares of Common Stock of the Company owned or held by the Participant prior to the date of exercise, which has a Fair Market Value per share equal to the Exercise Price for such number of shares of Common Stock as of the close of business on the immediately preceding business day, with the balance, if any, to be paid in cash; (b) by authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares of Common Stock) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the aggregate Exercise Price and any tax withholding resulting from such exercise; or (c) by directing the Company to withholding of shares of Common Stock (valued at Fair Market Value as of the day of exercise) that would otherwise by issuable upon exercise of such options in an amount equivalent to the aggregate Exercise Price and any tax withholding resulting from such exercise.

Prior to the issuance of any shares of Common Stock under this Agreement and the Plan, the Participant shall agree and acknowledge that, with respect to ownership of any shares of Common Stock, the Participant is bound and subject to the terms of any agreements or restrictions generally- applicable to holders of Common Stock, to the extent not already a party thereto. In addition, the issuance of certificates for shares of Common Stock acquired under this Agreement shall be subject to any applicable restrictions under the Company’s operating and formation documents or any applicable agreements with the Company’s lenders.

7.    Definition of Change in Control.

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Exhibit 10.17

(a)    For purposes of the Award and this Agreement, and notwithstanding the definition in the Plan, a “Change in Control” shall be deemed to occur if:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company, or one or more Principal Stockholders), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional voting securities and such beneficial ownership increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person, then a Change in Control shall occur;

(ii) consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any direct or indirect subsidiary of the Company with any other corporation, in any case with respect to which the Company voting securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the Company or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof after the Business Combination; provided, however, that a “Non-Control Transaction” shall in no event constitute or be deemed to constitute a Business Combination. A “Non-Control Transaction” shall mean a merger in which the shareholders of the Company immediately before such merger, or one or more Principal Stockholders, own directly or indirectly immediately following such merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not beneficially owned, directly or indirectly, by another person (a “Parent Corporation”) or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; or

(iii) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to (A) one or more Principal Stockholders or (B) a person or persons who

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Exhibit 10.17
beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(b)    For purposes of this Section 7:

(i)    “Principal Stockholder” means any of Icahn Enterprises L.P, any
Affiliate of Icahn Enterprises L.P, Carl Icahn and any Related Party.

(ii) “Related Party” means (A) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (B) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (C) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as “Veto Power”); (D) the estate of any member of the Family Group; (E) any trust created (in whole or in part) by any one or more members of the Family Group; (F) any individual or Entity who receives an interest in any estate or trust listed in clauses (D) or (E), to the extent of such interest; (G) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (H) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (D), (E) and (G) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (I) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (J) any Entity, directly or indirectly (1) owned or Controlled by or (2) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any person or persons identified in clauses (A) through (I) above.

(iii) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning.

8.    Cancellation, Recission and Clawback of Award.

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(a)

The Board may at any time, in its sole and absolute discretion, cancel, declare forfeited, rescind, or require the return of any outstanding portion of the Award upon the Board determining, at any time (whether before or after the grant date of the Award), that the Participant has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company the right to terminate the Participant’s employment for Cause. In addition, at any time following the exercise of the Option (or any portion thereof), the Board may, in its sole and absolute discretion, rescind any such exercise and require the repayment of an Award (or a portion thereof) upon the Board determining, at any time (whether before or after the payment of the Award), that the Participant has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company the right to terminate the Participant’s employment for Cause.

(b) The Board’s determination that the Participant has engaged in misconduct (including by omission), or that an event or condition has occurred, which, in each case, would have given the Company the right to terminate the Participant’s employment for Cause, and its decision to require rescission of an Award’s payment or exercise of the Award (or any portion thereof), shall be conclusive, binding, and final on all parties. The Board’s determination that the Participant has violated the terms of the Plan, the terms of this Agreement and the Board’s decision to cancel, declare forfeited, or rescind an Award or to require rescission of an Award’s payment shall be conclusive, binding, and final on all parties.

(c) In connection with any cancellation, forfeiture or rescission contemplated by this Section 8 or the terms thereof, the terms of repayment by the Participant shall be determined in the Board’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that the Participant incurs a termination of employment.

(d) To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to the Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that such amounts are exempt from, or set off in a manner intended to comply with the requirements of, Section 409A of the Code.

9. Non-Transferability. Except as otherwise provided by the Committee in writing, the Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement, the Certificate and/or the Plan, shall be null and void and without legal force or effect.

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10.

Governing Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts.

11. Withholding of Tax. Participant understands that, upon exercise of this Option, Participant will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the Fair Market Value of the shares of Common Stock, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the shares of Common Stock by Participant shall constitute an agreement by Participant to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes. Withholding for Federal or state income and employment tax purposes will be made, if and as required by law, from Participant’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Participant to make a cash payment to cover the liability as a condition of the exercise of this Option; however, in the case of a cashless exercise, Participant may use shares of Common Stock that are the subject of such exercise to pay for any or all such tax liability not exceeding the maximum individual statutory tax rate in a given jurisdiction (or such lower amount as may be necessary to avoid liability award accounting, or any other accounting consequence or cost, as determined by the Committee), all in accordance with the Company’s rules and procedures governing such process.

12. Securities Representations. Any shares of Common Stock issued to Participant upon his exercise of the Option shall be issued to the Participant by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents, and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 12.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the shares of Common Stock and the Company is under no obligation to register the shares of Common Stock (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule
144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with,

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and (ii) any sale of the shares of Common Stock purchased hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

13. Entire Agreement; Amendment. This Agreement, together with the Plan and the Certificate, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole and absolute discretion, to modify or amend this Agreement and/or the Certificate from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement or the Certificate as soon as practicable after the adoption thereof.

14. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

15. No Limitation on Rights of the Company; Adjustments. The grant of the Award shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The shares of Common Stock subject to the Option may be adjusted in any manner as contemplated by Section 4.2 of the Plan.

16. No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole and absolute discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

17. Transfer of Personal Data. The Participant authorizes, agrees, and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

18. Compliance with Laws. The issuance of the Option or shares of Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.

19. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

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20. Binding Agreement; Assignment. This Agreement and the Certificate shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 9 hereof) any part of this Agreement and the Certificate without the prior express written consent of the Company.

21. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

22. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

23. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

24. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole and absolute discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has issued the Option to the Participant as of the Grant Date.

SANDRIDGE ENERGY, INC.

By:

Name: Grayson Pranin

Title:    President, CEO & COO

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